As filed with the Securities and Exchange Commission on December 1, 2010.  Registration No.333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST MARINER BANCORP

(exact name of registrant as specified in its charter)

Maryland	52-1834860
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

1501 S. Clinton Street

Baltimore, MD  21224

(410) 342-2600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

FIRST MARINER BANCORP

2004 LONG-TERM INCENTIVE PLAN,

AS AMENDED

(Full Title of the Plan)

Edwin F. Hale, Sr.	Gary R. Bronstein, Esq.
Chairman and Chief Executive Officer	Edward G. Olifer, Esq.
First Mariner Bancorp	Kilpatrick Stockton LLP
1501 S. Clinton Street	607 14th Street, NW
Baltimore, MD 21224	Washington, D.C. 20005
(410) 342-2600	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.05 par value	2,000,000(2)	$0.53	$1,060,000	$76.00

(1)          Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Mariner Bancorp 2004 Long-Term Incentive Plan, as amended (the “Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of First Mariner Bancorp, par value $0.05 (the “Common Stock”) pursuant to 17 C.F.R. § 230.416(a).

(2)          Represents shares which may be issued upon the exercise of stock appreciation rights or options to purchase shares of the Common Stock under the Plan and shares which may be issued upon the vesting of restricted shares.

(3)           Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices for the Common Stock as reported on the Nasdaq Global Market on November 30, 2010 in accordance with 17 C.F.R. § 230.457(c).

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND 17 C.F.R. §230.462

EXPLANATORY NOTE

This registration statement is being filed solely to register 2,000,000 additional shares of First Mariner Bancorp common stock under the First Mariner Bancorp 2004 Long-Term Incentive Plan, as amended.  A Registration Statement on Form S-8 for the First Mariner Bancorp 2004 Long-Term Incentive Plan was originally filed with the U.S. Securities and Exchange Commission on February 2, 2005 (Registration No. 333-122464).  Accordingly, the content of such earlier registration statement is hereby incorporated by reference in this registration statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

5.0	Opinion of Kilpatrick Stockton LLP
23.0	Consent of Stegman & Company
23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)
24.0	Power of Attorney (located on the signature pages)
99.1	First Mariner Bancorp 2004 Long-Term Incentive Plan, as amended*

* Management Contract or Compensation Plan or Arrangement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, First Mariner Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland on December 1, 2010.

FIRST MARINER BANCORP

By:	/s/ Edwin F. Hale, Sr.
Edwin F. Hale, Sr.
Chairman, Chief Executive Officer and Director
(principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Hale) constitutes and appoints Edwin F. Hale, Sr., as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edwin F. Hale Sr.	Chairman, Chief Executive Officer and Director (principal executive officer)	December 1, 2010
Edwin F. Hale, Sr.

/s/ Paul B. Susie	Chief Financial Officer (principal accounting and financial officer)	December 1, 2010
Paul B. Susie

/s/ Mark Keidel	President, Chief Operating Officer and Director	December 1, 2010
Mark Keidel

/s/ Anirban Basu	Director	December 1, 2010
Anirban Basu

/s/ Barry B. Bondroff	Director	December 1, 2010
Barry B. Bondroff

/s/ John Brown, III	Director	December 1, 2010
John Brown, III

/s/ Robert Caret	Director	December 1, 2010
Robert Caret

/s/ Gregory Allen Devou	Director	December 1, 2010
Gregory Allen Devou

/s/ George H. Mantakos	Director	December 1, 2010
George H. Mantakos

John J. Oliver	Director

Patricia Schmoke	Director

/s/ Hector Torres		December 1, 2010
Hector Torres	Director

Michael R. Watson	Director